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                                                                     EXHIBIT 5.2



                      February 5, 2001



Oracle Corporation
500 Oracle Parkway
Redwood City, California 94065


Ladies/Gentlemen:

    I am a Senior Corporate Counsel of Oracle Corporation (the "Company"), and I offer this opinion in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, File No. 333-96035 (the "Registration Statement") executed by the Company on or about February 2, 2001 and to be filed with the Securities and Exchange Commission on February 5, 2001 in connection with the registration under the Securities Act of 1933, as amended, of approximately 570,893,278 shares (the "Plan Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"), reserved for issuance pursuant to the Company's 2000 Long-Term Equity Incentive Plan, (the "2000 Plan") plus approximately 480,950,494 shares which are presently reserved for issuance under the Company's 1991 Long-Term Equity Incentive Plan (the "1991 Plan") upon the exercise of outstanding options which may become available for issuance under the 2000 Plan to the extent such options are canceled without being exercised (the "Additional Plan Shares")

    I have examined the proceedings and such other documents, as I have deemed necessary to examine relating to the issuance of the Plan Shares and Additional Plan Shares. It is my opinion that the Plan Shares and Additional Plan Shares, when subsequently issued and outstanding pursuant to the terms of the 2000 Plan, will be validly issued, fully paid and nonassessable.

    I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

    This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.



                                          Sincerely,

                                          /s/ George A. Gucker Esq.


                                          Senior Corporate Counsel